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                                                                   EXHIBIT 99.1


PRICEWATERHOUSECOOPERS
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                                                    PRICEWATERHOUSECOOPERS LLP
                                                    200 East Las Olas Boulevard
                                                    Suite 1700
                                                    Ft. Lauderdale, FL 33301
                                                    Telephone (954) 764-7111
                                                    Facsimile (954) 525-4453


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors of
Ocwen Federal Bank FSB

We have examined management's assertion about Ocwen Federal Bank FSB's ("the Bank") compliance with the minimum servicing standards in the Mortgage Bankers Association of America's (MBA's) Uniform Single Attestation Program for Mortgage Bankers, with respect to the IMC Home Equity Loan Owner Trust 1998-7, as of and for the year ended December 31, 1998, included in the accompanying management assertion. Management is responsible for the Bank's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Bank's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Bank's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Bank has complied with the aforementioned minimum servicing standards, except for the instance of noncompliance described in management's assertion, as of and for the year ended December 31, 1998 is fairly stated, in all material respects.


/s/ PricewaterhouseCoopers LLP
-----------------------------------
PricewaterhouseCoopers LLP
Fort Lauderdale, Florida
April 28, 1999
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                                   O C W E N

                  MANAGEMENT ASSERTION ON COMPLIANCE WITH USAP



April 28, 1999

As of and for the year ended December 31, 1998, with respect to IMC Home Equity Loan Owner Trust 1998-7, except as specifically noted below, Ocwen Federal Bank FSB (the "Bank") has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's (MBA's) Uniform Single Attestation Program for Mortgage Bankers ("USAP").

The Bank's December 1998 custodial account reconciliation was not prepared within 45 days after the cutoff date. However, the reconciliation has subsequently been prepared, and the reconciliations for January and February 1999 were prepared within 45 days after the cutoff date.

As of and for this same period, the Bank had in effect a fidelity bond in the amount of $15,000,000 and an errors and omissions policy in the amount of $10,000,000.


/s/ Christine A. Reich
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    Christine A. Reich, President


/s/ Scott W. Anderson
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    Scott W. Anderson, Vice President
    of Residential Assets


/s/ Joseph P. Hillery
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    Joseph P. Hillery, Senior Manager
    of Investor Reporting





OCWEN FINANCIAL CORPORATION                              OCWEN FEDERAL BANK FSB